Java Universe, LLC

October 2, 2007

Michael Binninger
CEO
Java Detour, Inc.
2121 Second Street
Building C, Suite 105
Davis, CA 95618

RE: Extension on Middle East Franchise Agreement

Dear Mr. Binninger:

Per your conversation with Joseph Mehanna, President of Java Universe, LLC, and myself on Tuesday, September 25, 2007, this letter confirms that (x) Java Detour has granted Java Universe, LLC an extension until October 31, 2007 to tender remaining payment of $500,000 (the “Payment”) as required by Section 3.1 of that certain Middle East Franchise Agreement (the “Agreement”) signed by Java Universe, LLC and Java Detour; (y) as agreed to by both Java Detour and Java Universe LLC (i) all requirements under the Agreement imposed on Java Detour to issue Stock Options to Java Universe, LLC at any time in the past or future are hereby removed and Java Detour shall have no obligation to issue Stock Options to Java Universe, LLC or any of its affiliates and (ii) Java Detour will instead issue a warrant (the “Warrant”) to Java Universe, LLC to purchase 600,000 shares of the common stock of Java Detour at the price of one dollar per share and in accordance with the terms and conditions of the Warrant; and (z) upon receipt of the Payment, Java Detour shall issue the Warrant to Java Universe, LLC. Capitalized terms used in this letter but not defined herein shall have the meaning given to such term in the Agreement.

All other terms and conditions of the Agreement remain unchanged and in full force and effect.

Please send a letter of acknowledgement for our files. If you have any questions, please do not hesitate to contact me at (310) 270-4855.

Sincerely,

Chantelle A. Osman

Acknowledged and Agreed to as set forth above:

JAVA DETOUR

By:	/s/ Michael Binninger
Name:	Michael Binninger
Title:	CEO
Date:	October 16, 2007

JAVA UNIVERSE

By:	/s/ Elie K. Samaha
Name:	Elie K. Samaha
Title:	CEO
Date:	October 16, 2007

8228 Sunset Boulevard - Los Angeles, CA 90046
(323) 654-0088 - joseph.mehanna@gmail.com